EXHIBIT 10.23

STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT

The purpose of this statement is to comply with legislation which requires that you are given a written statement of the main terms and conditions of your employment.

Deckers Europe Limited
Terms and Conditions of Employment

Date: 28th of February 2011
The ‘Company’: Deckers Europe Limited who’s office based at 83-84 George Street, Richmond, Surrey, TW9 1HE
The ‘Employee’: Steve Murray of XXXXXX

“Group Company”: any holding company or subsidiary of the Company from time to time and any other subsidiary of any holding company of the Company from time to time, where “holding company” and “subsidiary” have the meanings given in section 1159 and 1173 of the Companies Act 2006.

1.	JOB TITLE AND COMMENCEMENT

1.1	You are employed by the Company as the President of EMEA (Europe, Middle East, Africa) and will report to the CEO of Deckers Outdoor Corporation

1.2	Your employment under this Agreement will commence (XX) June 2011 and shall continue unless and until terminated pursuant to these terms and conditions.

1.3
During your employment you shall faithfully and diligently carry out your duties by the lawful instructions of the Company and at all times use you best endeavours to promote the best interests of the Company.

1.4	The Company reserves the right at its discretion to make reasonable changes to your job title and duties from time to time.

1.5	You must devote the whole of your time, attention and ability during your hours of work to carrying out your duties for the Company.

1.6	You must ensure that you maintain the highest standards of conduct at all times and conduct your personal and working life in a way that does not damage or risk damaging the Company’s reputation;

2.	PLACE OF WORK

2.1	Your place of work will be the Company’s European Office: 83-84 George Street, Richmond, Surrey, TW9 1HE

2.2	The Company may on reasonable notice to you require you to accept a new normal place of work within a reasonable commuting distance.

2.3
The Company may require you to undertake work on a temporary basis, away from your normal place of work for period(s) of time, subject to the Company meeting any reasonable expenses necessarily incurred and providing reasonable prior notice where practicable.

2.4
You may be required to undertake business trips and/or assignments both within the United Kingdom and internationally from time to time. If such trips and/or assignments require you to remain away from your home for more than a twenty-four (24) hour period the Company will endeavour to give you reasonable prior notice. During such business trips and/or assignments you will be required to undertake your duties at such locations as the Company may reasonably require.

2.5	Due to the nature of your role, you may be expected to undertake a significant amount of travel in order to properly undertake your duties including international travel as and when required.

3.	PAYMENTS

3.1
Your salary will be £400,000 per annum, paid monthly in arrears into your bank/building society account on the last working day of the month, less applicable deductions. Your salary will be reviewed annually in March. The decision with regard to any salary adjustment will be entirely at the Company’s discretion.

3.2	It will be your responsibility to ensure the Company has the correct Bank or Building Society Account Name, Number and Sort Code Number.

3.3
In addition you will be eligible to receive incentive bonuses under the Company Bonus Scheme subject to terms of the scheme. Bonus payments are conditional upon you continuing to be employed by the Company at the date any such payment is due and not paid under notice of termination as a result of your resignation. The first bonus payment you will be eligible for will be for the year ended 31 December 2011. Any incentive payment for this period will be prorated based on the proportion of the year you have been employed and will be paid in March 2012. Decisions as to whether a payment is due and the amount of any such payment shall be made at the Company’s discretion. The Company reserves the right to amend, replace or discontinue the scheme from year to year.

4.	DEDUCTIONS

4.1
You hereby authorise the Company to deduct from your pay or from any other amounts due to you from the Company (or any Group Company) any sums which you owe to the Company (or Group Company). This includes but not limited to overpayments of salary or other benefits, loans or advances made to you by the Company (or Group Company), outstanding amounts on employee accounts, the reclaiming of professional education fees, relocation or accommodation fees, any losses suffered by the Company (or Group Company) as a result of your negligence, breach of authority or breach of the Company’s rules, or any sums in respect of holidays taken in excess of your accrued entitlement at the termination of employment.

4.2
If you commit any material breach of any of the provisions of this Agreement or the Company’s rules, policies and procedures from time to time, the Company reserves the right to withhold any bonus payment due to you in addition to any disciplinary action which may be deemed appropriate.

5.	HOURS OF WORK

5.1
Your contracted hours or work are 37.5 per week. Normal office hours are 09.00am – 5.30pm with a one hour lunch break, however, you will (subject to the working time regulations) be required to work such additional hours as may be required for the satisfactory performance of your duties. No remuneration will be paid for additional hours worked. Time off in lieu is discretionary and subject to the needs of the business and will normally only be granted in exceptional circumstances.

5.2	The Company expects all employees to co-operate in the day to day operation of its business and this includes being available to work flexibly in accordance with the needs of the business.

5.3
As part of the Working Time Regulations, your working hours will be monitored to ensure that our responsibilities as an employer are met. You will be required to declare any details of authorized secondary employment, as these additional working hours accumulate within the statutory limit of the Working Times Regulations.

5.4
You agree that you may work for more than an average of 48 hours a week unless you notify us in writing at the time of signing this Agreement that you do not wish to do so. If you change your mind about the agreement to work for more than an average of 48 hours a week, you must give us three months notice in writing.

6.	ELIGIBILITY TO WORK IN THE UK

6.1
You warrant that you are lawfully entitled to work in the United Kingdom without any additional approvals or permit and will notify the Company immediately if you cease to be so entitled at any time during your employment with the Company.

6.2	The Company may terminate your employment with immediate effect if you cease at any time to be eligible to work in the United Kingdom.

6.3	The following provisions apply if your stay in the UK is subject to a time limit.

6.4
If asked you must show the Company (and allow us to copy) such documents and other evidence as the UK Border Agency accepts as showing that you have the right to work in the UK. Information on what documents and evidence are acceptable may be obtained from the HR Manager.

6.5
If you are sponsored by the Company under the UK Border Agency’s Points Based System, you much give us contact details (including your address and any phone numbers you use) and let us know if these change. You must also comply with any policy or procedure we may have relating to sponsorship and your and our obligations.

6.6	The Company may provide the UK Border Agency with information about you from time to time.

7.	HOLIDAYS

7.1	The Company’s holiday year runs from 1 January to 31 December.

7.2
In a full calendar year of employment you will be entitled to 25 working days holidays, plus the 8 bank and public holidays normally observed in England. Part years and part time employment will be calculated on a pro rata basis. If on leaving the Company you have exceeded your entitlement to holidays the overpayments will be deducted from your final salary.

7.3
All holidays should be taken during the calendar year unless otherwise agreed by your Head of Department or other appointed authorised person, in advance in writing. Any untaken holidays will be lost and you will not be entitled to payment for any unused holiday entitlement.

7.4	Holiday entitlement is only to be taken at a time convenient to the Company. The Company reserves the right to require you to take your holiday entitlement at a time or times specified by the Company.

7.5
When leaving the Company’s employment, you will normally be paid in lieu for the number of day’s holiday accrued but not taken at the termination date. If upon leaving the company you have exceeded your entitlement to holidays the overpayment will be deducted from your final salary. No payment will be made for any outstanding lieu days.

8.    PENSION

8.1	You will be eligible to join the Company pension scheme after the initial qualifying period of three (3) months. Details of the scheme are available upon request from the Human Resources Department.

8.2	A contracting-out certificate under the Pensions Scheme Act 1993 is not in force for this employment.
9.    LIFE INSURANCE & LONG TERM DISABILITY INSURANCE

9.1	Subject to the rules of the scheme (which may be changed for time to time) the Company will provide you with life insurance cover in the event of death in service.

9.2	Subject to the rules of the scheme (which may be changed from time to time) will provide you with long term disability insurance.

10.	PRIVATE HEALTH

10.1
You will have the opportunity for you, your partner and your family to be covered by the private health scheme operated by the Company, currently with BUPA, subject to the insurer accepting cover for you under the relevant policy and at normal rates and subject to their terms and conditions from time to time in force. Your premium will be paid by Deckers UK Ltd as a benefit, however to take the benefit you must complete the application forms and return to HR Department. The Company reserves the right to vary the provider of this benefit time to time.

11.	CAR ALLOWANCE

11.1	We will pay you a car allowance of £15,000 per annum which will be paid in monthly installations at the same time as your basic salary payment.

12.	BENEFITS SCHEME AND CHANGES

12.1	The Company may amend, discontinue or replace ant of the above benefits or insurance schemes at any time.

12.2
The benefits available under any insurance scheme will depend upon the terms, conditions and requirements of the insurer from time to time whether or not the relevant insurer considers them to be satisfied. The Company will pay insured benefits to you only to the extent that and for so long as it receives those benefits for the relevant insurer in respect of you.

12.3
If the relevant insurer refuses or otherwise fails to provide cover or benefits under the private medical scheme or Long Term Disability scheme, the Company will pass to the insurer such representations as you may wish to make in respect of such refusal or failure. However, the Company will have no duty to take any further steps or to incur expense in relation to such refusal or failure (and, in particular, will have no obligation to obtain medical reports or to take proceedings against any such insurer).

12.4
if the relevant insurer accepts a claim relating to you for benefits under the Long Term Disability Scheme you will cease to be entitled to any further salary, sick pay, car allowance or contractual holiday entitlement for the Company during any period in which benefits are paid; and the Company may appoint another individual to fulfill your duties on a temporary or permanent basis.

13.	EXPENSES

13.1
You will upon submission of appropriate vouchers or receipts be entitled to reimbursement of all reasonable travelling and incidental expenses properly incurred by you in the course of your employment.

13.2
You will have the use of a Company credit card for the payment of reasonable travelling and incidental expenses. Any other expense properly incurred by you in the course of employment will be reimbursed upon submission of appropriate vouchers or receipts.

14.	SICK PAY & MEDICAL EXAMINATIONS

14.1
The Company has a pick pay scheme in operation, in addition to the Governments statutory scheme. Company sick pay may be awarded at the absolute discretion of the Company as per the sickness and absence policy.

14.2
We may, at our expense and at any time (whether you are absent from work or not), require you to obtain and give us a medical report from your GP or another person responsible for you clinical care; and/or to be examined or tested by a medical practitioner appointed by us so that we can receive medical advice about you.

15.	ACCIDENTS AT WORK

15.1	Any accidents at work, however minor, must be reported immediately and recorded in the accident book for Health and Safety reporting purposes.

16.	NO SMOKING POLICY

16.1	Deckers UK operates a No Smoking Policy on all of the Company’s premises’. This policy applies to all the employees, visitors, customers and contractors.

16.2	Any breach of this policy will be subject to disciplinary action and may result in summary dismissal.

17.	DATA PROTECTION

17.1
You consent to the Company or any associated company holding and processing both electronically and in hard copy form any personal and sensitive data relating to yourself for the purposes of employee-related administration, processing your file and management of its business, for compliance with applicable procedures, laws and regulations and for providing data to external suppliers who administer his benefits solely for the purpose of providing you with those benefits. It may also be necessary for the Company to forward such personal and sensitive information to other offices in may have or to another associated company outside of the European Economic area (including to our parent company Deckers Outdoor in the US) for storage and processing for administrative purposes and you consent to the Company doing so as may be necessary from time to time.

18.	COLLECTIVE AGREEMENT

18.1	There are no collective agreements in place with any trade union relation to your employment.

19.	NOTICE

19.1
Except where you are summarily dismissed for any of the reasons set out in clause 19.3 below, should the Company decide to terminate you employment for any reason, you will be entitled to written notice as follows:-

- Where notice is given by the company: 12 months

19.2	If you decide to leave the Company you are required to give the following periods of written notice:-
- Where notice is given by you: 6 months

19.3	The Company may terminate your employment immediately without notice or payment in lieu of notice or provision of benefits it:

-	you commit any serious or repeated breach or non-observance of this Agreement or refuse or neglect to comply with any reasonable and lawful directions of the Company or the Board;
-      we reasonably consider that you are guilty of gross misconduct;

-	we reasonably consider that you have materially damaged or risk materially damaging your own or our reputation’

-	you resign from office as a director of the Employer or of a Group Company or refuse to hold office as a director of the Employer or of a Group Company;

-	You are absent on sick leave for more than 6 months in total in any 12 month period;

-	you become bankrupt or make any arrangement or composition with or for the benefit of you creditors generally; or

-	you are convicted of any criminal offence (other than minor road traffic offences for which no custodial penalty is imposed).

19.4	On termination of employment you must immediately resign from any directorships or other offices which you hold in connection with you employment by the Company.

20.	PAYMENT IN LIEU OF NOTICE

20.1	The Company reserves the right to pay you salary only in lieu of notice at its discretion whether notice has been given by you or the company, less any appropriate tax and other statutory deductions.

21.	GARDEN LEAVE

21.1
The Company reserves the right to require you, whether you have resigned with notice or you have been given notice to terminate you contract by the Company, to undertake no, reduced, alternative duties, and exclude you from your place of work and its other premises for all or part of the notice period.

21.2	During such notice period the Company will not be obliged to provide you with work and/or may ask you:
- to carry out special tasks or to do work at home
- not to attend any of the company premises
- not to contact the Company’s employees, agents, clients, customers
However, during any such period your pay and other benefits would be unaffected (save in respect of bonus for which you will cease to be eligible). Further you must not during any such period work for any third party or set up in business on your own account. For the avoidance of doubt, at all times during any such notice period, you shall continue to be bound by the same obligations as were owed to the Company prior to the commencement of the notice period.
22.    DISCIPLINARY & GRIEVANCE

22.1
In case of gross misconduct the company reserves the right to terminate your employment without notice, or payment in lieu of notice, payment in lieu of holiday, or lieu time (except in accordance with the minimum requirements of the Working Times Regulations 1998). You should note that any list of offences referred to in the Disciplinary Policy as gross misconduct in non-exhaustive.

22.2	The Disciplinary and Dismissal Procedure and the Grievance Policy which apply to you, are contained within the Deckers Disciplinary and Grievance Policy are available upon request from your Line Manager or the Human Resources Department. These documents are statements of policy and do not form part of your contract of employment.

22.3
The Company reserves the right to suspend you without pay from your duties, in appropriate circumstances, for however long it considers necessary to investigate any aspect of your performance or conduct or to follow disciplinary proceedings.

23.	COMPANY PROPERTY

23.1
On request and in the event of the termination of your employment you must immediately return all items of our property which you have in your possession in connection with your employment (including any car, keys, security pass, mobile phone, computer, disks, tapes, memory sticks, blackberry, business cards, credit cards, data listings, codes, tapes, memory sticks, documents or copies of documents); and if you have any document or information belonging to us on a personal computer (which is not to be returned under the above provisions), forward a copy to us and then irretrievably delete the document or information. You will permit us to inspect any such computer upon request to ensure such steps have been taken.

23.2	If asked to do so, you must inform us of any computer passwords used by you in the course of your employment or any passwords of which you are otherwise aware.

23.3
We may withhold payment of your final salary or any other payment due or outstanding upon termination of your employment until you have fully complied with your obligations to return property and reveal passwords.

24.	INTELLECTUAL PROPERTY

24.1
You agree that all right to material created in the course of you employment with the company (including ownership of any physical material) shall vest in the Company. In consideration of the Company entering into this agreement, you hereby assign the Intellectual Property Rights with full title guarantee to the Company absolutely for so long as such rights subsist (including all renewals, reversions, extensions and revivals of such rights). You undertake to do anything reasonably required (both during and after the termination of your employment) to ensure that all such Intellectual Property Rights belong to or are assigned to the Company and to assist us in protecting or maintaining them (although we will not be obliged to do so).

24.2
For the purposes of this clause 24, Intellectual Property Rights shall mean all rights of and in the nature of copyright, or database rights, patent rights (registered and/or unregistered), rights to trademarks (registered and/or unregistered) and all analogous rights whether now existing or created in the future to which you may now or at any time after the date of this agreement be entitled to in respect of material created in the course of your employment under this agreement.

You hereby irrevocably and unconditionally waive all moral rights to which you may now or at any time in the future be entitled under the Copyright Designs and Patents Act 1988 (and under any similar laws in force from time to time throughout the world) in respect of the material created by you in the course of your employment.

25.	COMPANY INDEMNITY

25.1
For the purpose of Part 11 of the Employment Rights act 1996 you agree that the Company may insist that you repay any loses which you cause to the property of monies of the Company, client, customer, visitor or other employee during the course of your employment which is a result of carelessness, negligence, recklessness, breach of the Company rules or dishonesty on your part and that repayment will be made either by deduction from salary or any other method acceptable to the Company.

26.	OTHER EMPLOYMENT / INTERESTS

26.1
During your employment with the Company you must not be employed, engaged or interested in any way in any other business without the Company’s prior written consent, save for holding small shareholdings (being less than 3% of the issued share capital) of any company listed on a relevant stock/investment exchange.

27.	CONFIDENTIALITY

27.1	Failure to comply with any of the following provisions during your employment may, if the circumstances warrant, be regarded as Gross Misconduct for which you may be liable to summary dismissal.

27.2
You shall not except as required by law or in the proper performance of your duties during your employment, or at any time thereafter, disclose to any person, company, or other third party, through any failure to exercise due care and diligence cause any unauthorized disclosure of, or make use of (for your own benefit or that of others) any trade secrets or confidential information relating to the Company, any associated company (including Deckers Outdoor) or any of its or their brands or activities. Such information includes but is not limited to business methods / plans, finances, pricing strategies/tariffs and discount levels, marketing plans, brand development plans/new products, brand and product designs, manpower plans, sales targets, sales statistics, customer/client lists and addresses, trading terms and conditions and distribution policy. You will be held personally liable for any breaches of confidence.

27.3	Further to the purposes of this clause confidential information shall include any information which you are told or ought reasonably to have known is such.

27.4
Confidential information does not include information which is generally known or easily accessible by the public, unless it is generally known or easily accessible by the public because of a breach of your obligations.

28.	RESTRICTIONS

28.1
In order to protect the Company’s and nay Group Company’s confidential information, trade secrets, goodwill, customer base, supplier base, other business connections and stable workforce, you agree to the restrictions in this clause.

28.2	In this clause 28:
“Client” means any Person who at any time during the period of 12 months immediately before the Termination Date was a client of the Company or any Relevant Group Company with whom you had material dealings or for whom you had responsibility on behalf of the Company or any Relevant Group Company at any time during that period; or in respect of whom you obtained or otherwise received confidential information;

“Company Products” means any products manufactured, sold or distributed by the Company or any Relevant Group Company in the ordinary course of our or their business during the period of 12 months immediately before the Termination Date; and in respect of which you were directly concerned, were materially involved or had responsibility during your employment by the Company or about which you obtained or otherwise received confidential information. Company Products shall not include Company or Relevant Group Company brands for which annual global sales are below $50 million (USD).
“Directly” or “indirectly” means directly or indirectly on either your own account or in conjunction with or on behalf of any other Person;
“Key Person” means any individual

(a)	who at any time during the period of 6 months immediately before the Termination Date was engaged or employed as an employee, director or consultant by the Company or any Relevant Group Company;

(b)	with whom you worked to a material extent or for whom you had managerial responsibility at any time during that period; and

(c)	who was employed or engaged during that period earning more than £20,000 per year;
“Materially Involved” means Directly or Indirectly employed or engaged by or interest in, other than as a shareholder of up to 3% of the issued shares of any company listed on any recognised investment exchange for the purposed of investment only, where recognised investment exchange has the meaning given in section 285 of the Financial Services Market Act 2000;
“Person” means individual, firm, company, association, corporation or other organization;
“Prospective Client” means any Person who at any time during the period of 6 months immediately before the Termination Date had Relevant Discussions in which you were material involved, for which you had responsibilities or about which you obtained or otherwise received confidential information;
“Relevant Discussions” mean any discussion, pitch, tender, presentation, negotiation or invitation to enter into or participate in any discussion, pitch, tender, presentation or negotiation, with the Company or any Relevant Group Company, with a view to receiving products from the Company or an Relevant Group Company;
“Relevant Group Company” means any holding company or subsidiary of the Company of any other subsidiary of any holding company (as defined in s.1159 and 1173 of the Companies Act

2006), for which you carried out work or had responsibility both in the period of 12 months immediately prior to the Termination Date;
“Restricted Products” means any branded products sold that compete directly with any Company Products; without limited the foregoing, the competitive brands listed at Exhibit A shall be included within the definition of Restricted Products.
“Termination Date” means the date of termination of your employment with the Company.

28.3	For the periods set out below immediately following the Termination Date you will not either Directly or Indirectly without written consent from the Company:

28.3.1
for the 12 months in competition with the Company or any Relevant Group Company be Materially Involved with any Person providing Restricted Products in the UK or any other territory in the EU in which Restricted Products are sold or distributed;

28.3.2	for 12 months in competition with the Company or any Relevant Group Company either

-	solicit or try to solicit the custom of any Client or any Prospective Client with a view to supplying that Client or Prospective Client with Restricted Products; and/or

-	supply Restricted Products to any Client or any Prospective Client;
28.3.3     for 12 months:

-	entice away or try to entice away from the Company or any Relevant Group Company any Key Person and/or

-	employ or enter into partnership or association with or retain the services of any Key Person of offer to do so;
If during the notice period we require you both to remain away from our premises and not to carry out your normal duties (“garden leave”) for more than 3 months then the restricted period set out above will be reduced by one day for each additional day beyond 3 months that you are required to remain on garden leave.

28.4	You agree that the Company is entering into the above restrictions and all relevant definitions for its own benefit and as trustee for each Relevant Group Company.

28.5
For the avoidance of doubt, none of the restrictions contained in this clause 28 shall prohibit any activities by you which are not in direct or indirect competition with any business being carried on by the Company or Relevant Group Company on the termination of your employment.

28.6
At no time after the termination of your employment shall you directly or indirectly represent yourself as being interested in or employed by or in any way connected with the Company, other than as a former employee of the Company.

28.7
If you apply for or are offered a new employment, appointment or engagement, before entering into any related contract you will bring the terms of this clause 28 to the attention of the third party proposing to directly or indirectly employ, appoint or engage you.

28.8
You agree that, having regard to all the circumstances, the restrictions contained in this clause are reasonable and necessary for the protection of the Company and that they do not bear harshly upon you and the parties agree that:

(a)
each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and

(b)
if any restriction is found to be void but would be valid and enforceable if some part of it were deleted, that restrictions shall apply with such deletion as may be necessary to make it valid and enforceable.

29.    ASSISTANCE IN LEGAL PROCEEDINGS

29.1
Both during and after the termination of your employment, you will provide both us and any Group Company with whatever assistance may reasonably be required in connections with actual or prospective legal or regulatory proceedings or related investigations. We will pay your reasonable out-of-pocket expenses in doing so.

30.	CHANGE OF OWNERSHIP

30.1
If within six months following a Change of Control there is any material diminution in your title, duties, responsibilities, status or reporting relationship from the title, duties, responsibilities, status or reporting relationship existing immediately prior to such Change of Control, or you are removed from any of the positions you held immediately prior to such Change of Control, then:

(a) you shall be entitled to require the Company to immediately terminate this Agreement and pay you 12 months’ salary in lieu of notice and a bonus payment for that financial year pro rated for the period up to the termination date (calculated on the target level);
(b) the provisions of clause (a) above shall only apply if, at the time of the Change of Control you have not voluntarily left the Company or served notice on the Company in accordance with clause 19.2 of this Agreement or notice of termination has not already been given by the Company under clause 19.1 of this Agreement.
For the purposes of this clause 30.1, a “Change of Control” shall be deemed to occur if, following the purchase (including purchases over time) of capital stock, or an acquisition of substantially all of the Company’s assets, or a merger, the Company is Controlled by a single person or entity or by a group of Affiliated persons or entities, or by a group of persons or entities acting in concert with one another pursuant to a binding agreement or common plan for directing the management or affairs of the Company. “Control” means the ownership by any person or entity of voting stock (or other ownership interests) enabling such person or entity to elect a majority of the board of directors (or any other governing body) of any other entity or the possession of power, whether by proxy, contract or otherwise, to direct the affairs of such other person. As used herein, a person or entity shall be “Affiliated” with any other person or entity Controlling, Controlled by or under common Control with such person or entity.

31.	GENERAL

31.1
This agreement is in substitution for any previous contracts, whether by way of letters of appointment, agreements or arrangements, whether written, oral or implied, relating to your employment, which shall be deemed to have been superseded/terminated by mutual consent as from the date of this Agreement and you acknowledge that you have no outstanding claims of any kind again the Company in respect of any such contract. In the event of any discrepancy between the terms set out in this Agreement or any offer letter or previous agreement or document, the terms set out in this Agreement shall prevail.

31.2
You confirm that you are not bound by or subject to any court order, agreement; arrangement or undertaking which in any way restricts or prohibits you from entering into this contract of employment or from performing your obligations and duties under it.

31.3	The Company may at its sole discretion transfer this Agreement to any company in the group at any time.

31.4	You undertake responsibility for familiarizing yourself with the company policies and procedures.

31.5	The terms of this Agreement are governed by and construed in accordance with English law and the English Courts will have non-exclusive jurisdiction to adjudicate any disputes arising under it.

31.6
The Company reserves the right to make reasonable changes to any of the terms and conditions of employment contained in this document with due notice. You will be notified of minor changes of detail by way of a general notice to employees and any such changes will take effect from the date of that notice. You will be given not less than one month’s written notice of any significant changes which may be given by way of an individual notice or a general notice. Such changes will be deemed to be accepted unless you notify the Company of any objection in writing before the expiry date of the notice period.

31.7	The Company reserves the right to terminate your contract of employment should the information which has been provided by you in your Curriculum Vitae be found to be untruthful.

31.8	In signing this contract you are agreeing that you have declared the Company any unspent convictions.
Further information relating to your terms and conditions of employment can be found upon request to the HR Department.

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Signed for and on behalf of the Company                Date

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Signed by Employee                            Date